U.S. SECURITIES AND EXCHANGE COMMISSION
                                 Washington, DC 20549

                                        FORM 4

                     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

          Filed pursuant to Section 16(a) of the
          Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or
          Section 30(f) of the Investment Company Act of 1940


(  ) Check this box if no longer subject to Section 16.
     Form 4 or Form 5 obligations may continue.  See Instruction 1(b).

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1. Name and Address of Reporting Person* Last, First, Middle: Deutsche Bank AG
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 Street:   Taunusanlage 12
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 City, State, Zip:  60325 Frankfurt am Main Germany
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2. Issuer Name and Ticker or Trading Symbol Worldcom, Inc. (MCWEQ. PK)
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3. IRS or Social Security Number of Reporting Person (Voluntary)
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4. Statement for Month/Year February, 2003
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5. If Amendment, Date of Original (Month/Year)
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6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (     ) Director                      (  X  ) 10% Owner
   (     ) Officer (give title below)    (     ) Other (specify below)
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7. Individual or Joint/Group Filing (Check Applicable Line)
   ( X ) Form filed by One Reporting Person
   (   ) Form filed by More than One Reporting Person
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* If the Form is filed by more than one Reporting Person, see Instruction
4(b)(v).


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


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Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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
--- ------------- ------------- ------------ -------------------------- ------------------- ------------------- -------------
    1. Title of   2.            3.           4. Securities Acquired (A)  5. Amount of        6. Ownership     7. Nature of Indirect
    Security      Transaction   Transaction  or Disposed of (D)  (Instr. Securities          Form: Direct (D)  Beneficial Ownership
    (Instr. 3)    Date          Code          3, 4 and 5)                Beneficially Owned  or Indirect (I)    (Instr. 4
                  (Month/Day/   (Instr.8)                                at End of Month     (Instr. 4)
                  Year)                                                  (Instr. 3 and 4)
--- ------------- ------------- ------------ ------------------------------------------------ ---------------- ------------------
--- ------------- ------------- -------- --- ------------ --------------- ---------------- ---------------- --------------------
                                Code     V   Amount     (A) or  Price
                                                        (D)
--- ------------- ------------- -------- --- ---------- ------- --------- ---------------- ---------------- --------------------
--- ------------- ------------- -------- --- ---------- ------- --------- ---------------- ---------------- --------------------
(1)      MCI Group   2/03/03      S            135,000     D    $ 0.21      13,155,471          D
         Common
         Stock, $0.01
         Par Value
------ --------------- ---------- -------- --- --------- ------- ----------- -------------- --------------- --------------------

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.










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


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Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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
-- --------- --------- -----------  ---------- ----------- -------------- ------------------------- ------------- ----------------
  1.Title    2.         3.           4.         5.Number     6.Date           7.Title     8.Price   9.Number    10.         11.
  of         Conversion Transaction Transaction  of          Exercisable      and         of         of          Ownership  Nature
  Derivative or         Date (Month/ Code        Derivative  and Expiration   Amount of   Derivative Derivative  Form of    of
  Security   Exercise   Day/Year)    (Instr. 8)  Securities  Date             Underlying  Security   Securities Derivative Indirect
  (Instr. 3) Price of                           Acquired(A)(Month/Day/Year) Securities   (Instr.  Beneficially Security: Beneficial
             Derivative                          or Disposed                  (Instr      5)           Owned at  Direct   Ownership
             Security                            of (D)                       3 and 4)               End of     (D)or    (Instr. 4)
                                                 (Instr 3, 4                                         Month        Indirect
                                                 and 5)                                              (Instr. 4)   (I)
                                                                                                                  (Instr. 4)
--- ---------- ---------- ----------- ----- --- ----- ----- --------- ------  ----------- ---------- ---------- ---------- -------
--- ---------- ---------- ----------- ----- --- ----- ----- --------- ------  ----------- ---------- ---------- ---------- -------
                                       Code  V   (A)  (D)    Date             Title Amount
                                                             Exercisable Expir      or
                                                                         ation      Number
                                                                         Date       of
                                                                                    Shares
--- ---------- ---------- ----------- ----- --- ----- ----- --------- ------  ----- ------ --------- ---------- ----------- ------
--- ---------- ---------- ----------- ----- --- ----- ----- --------- ------  ----- ------ --------- ---------- ----------- ------
(1)
--- ---------- ---------- ----------- ----- --- ----- ----- --------- ------  ----- ----- ---------- ---------- ----------- ------
--- ---------- ---------- ----------- ----- --- ----- ----- --------- ------  ----- ----- ---------- ---------- ----------- ------
(2)
--- ---------- ---------- ----------- ----- --- ----- ----- --------- ------  ----- ------ ---------- ---------- ----------- ------
--- ---------- ---------- ----------- ----- --- ----- ----- --------- ------  ----- ----- ---------- ---------- ----------- ------
(3)
--- ---------- ---------- ----------- ----- --- ----- ----- --------- ------  ----- ----- ---------- ---------- ----------- ------
--- ---------- ---------- ----------- ----- --- ----- ----- --------- ------  ----- ----- ---------- ---------- ----------- ------

--- --------- ---------- ------------ ----- --- ----- ----- --------- ------  ----------- ---------- ---------- ----------- ------
--- --------- ---------- ------------ ----- --- ----- ----- --------- ------  ----------- ---------- ---------- ----------- ------

--- ---------- ---------- ----------- ----- --- ----- ----- --------- ------  ----------- ---------- ---------- ----------- ------





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Deutsche Bank AG.



By:  /s/Jeffrey A. Ruiz
     Name: Jeffrey A. Ruiz        Date 2-03-03
     Title:Vice President







By:  /s/ Margaret M. Adams
     Name:  Margaret M. Adams    Date 2-03-03
     Title: Director